EXHIBIT (b)(3)



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                  [Letterhead of PKF Consulting]


Via Facsimile (415) 599-9234
Hard Copy to Follow


April 29, 1997



AIRCOA Hotel Partners, LP
c/o Mr. Anthony C. Dimond
Miramar Asset Management, Inc.
617 Veterans Boulevard, Suite 212
Redwood City, CA  91063

Re:   AIRCOA Hotel Partners, LP

Dear Mr. Dimond:

Pursuant to your authorization, we have performed an evaluation of the potential impact on the market value of the following seven lodging facilities assuming they were to be sold as a portfolio, rather than individually.

   Hotel Name                     Location
   ----------                     --------
   Clarion Four Winds             Bloomington, IN
   Regal McCormick Ranch          Scottsdale, AZ
   Sheraton Buffalo Airport       Cheektowaga, NY
   Sheraton Inn Lakeside          Kissimmee, FL
   Regal University Hotel         Durham, NC
   Aurora Inn                     Aurora, OH
   Trout Club                     Chagrin Falls, OH


Our work program to develop our opinion of the potential impact on value, if any, assuming the sale of these properties as a group included reviewing Arthur Andersen's individual appraisal of the market value of each hotel as of January 1, 1997 as well interviews with representatives of the following types of enterprises, all of which are currently involved in the acquisition of portfolios of properties:

       -   National "Branded" hotel company;
       -   Real estate investment trust (REIT); and,
       - Private investor/operator of hotels similar to the AIRCOA portfolio.


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Based on our discussions with representatives of the above
entities, coupled with our review of the Arthur Anderson appraisals and our general knowledge of the hotel industry, we are of the opinion that a typical "willing and knowledgeable investor", would not pay a premium for over the sum of the individual property values for this group of hotels. To warrant such a premium, the portfolio must offer some type of synergistic cost savings or revenue enhancement. Neither of these attributes are identifiable with this group of properties.

It should be noted that while we have relied upon the Arthur
Anderson appraisal of each hotel for general background information. We have not performed a review of these appraisals and express no opinion as to the reasonableness of their value conclusions.

To the best of our belief, this letter report conforms to the requirements of the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice (USPAP) established by the Appraisal Foundation. This letter is subject to the Certification and Statement of General Assumptions and Limiting Conditions presented in the Addenda to this letter.

If you have any questions pertaining to the foregoing, or if we can be of any further assistance, please don't hesitate to call.

                               Very truly yours,

                               /s/

                               Thomas E. Callahan, CPA, CRE, MAI
                               Executive Vice President

TEC/dld


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                              ADDENDA




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                            ADDENDUM A

                  CERTIFICATION OF THE CONSULTANT




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                  CERTIFICATION OF THE CONSULTANT

I, Thomas E. Callahan, CPA, CREl MAI, certify that, to the best of my knowledge and belief:

- The statements of fact contained in this report are true and correct.

- The reported analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions, and are my personal, unbiased professional analyses, opinions, and conclusions.

- I have no present or prospective interest in the properties that are the subject of this report, and I have no personal interest or bias with respect to the parties involved.

- My compensation is not contingent upon an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

- My analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform
   Standards of Professional "Appraisal Practice.

- I have not made a personal inspection of the properties that are the subject of this report.

- No one provided significant professional assistance to the person signing this report.

- The reported analyses, opinions and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute.

- The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

-  Thomas E. Callahan, CPA, CRE, MAI, is a Certified General Real
   Estate Appraiser in the State of California.

-  As of the date of this report, Thomas E. Callahan, CPA, CRE,
   MAI, has completed the requirements of the continuing education program of the Appraisal Institute.

Respectfully submitted,



/s/___________________________
Thomas E. Callahan, CPA, CRE, MAI
Executive Vice President
California Certified  General Appraiser #AG9618


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                            ADDENDUM B

         STATEMENT OF ASSUMPTIONS AND LIMITING CONDITIONS



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         STATEMENT OF ASSUMPTIONS AND LIMITING CONDITIONS

Date of value - The conclusions and opinions expressed in this report apply to the date of value set forth in the letter of transmittal accompanying this report. The dollar amount of any value opinion or conclusion rendered or expressed in this report is based upon the purchasing power of the American dollar existing in the date of value.

Economic and Social Trends - The appraiser assumes no responsibility for economic, physical or demographic factors which may affect or alter the opinions in this report. If said economic, physical or demographic factors were not present at the date of the letter of transmittal accompanying this report. The appraiser is not obligated to predict future political, economic or social trends.

Information Furnished by Others - In preparing the report, the appraiser was required to rely on information furnished by other individuals or found in previously existing records and/or documents. Unless otherwise indicated, such information is presumed to be reliable. However, no warranty, either express or implied, is given by the appraiser for the accuracy of such information and the appraiser assumes no responsibility for information relied upon later found to have been inaccurate. The appraiser reserves the right to make such adjustments to the analyses, opinions and conclusions set forth in this report as may be required by consideration of additional data or more reliable data that may become available.

Title - No opinion as the title of the subject property is rendered. Data related to ownership and legal description was obtained from the attached title report records and is considered reliable. Title is assumed to be marketable and free and clear of all liens, encumbrances, easements and restrictions except those specifically discussed in the report. The property is appraised assuming it to be under responsible ownership and competent management, and available for its highest and best use.

Hidden Conditions - The appraiser assumes no responsibility for hidden or unapparent conditions of the property, subsoil, ground water or structures that render the subject property more or less valuable. No responsibility is assumed for arranging for engineering, geologic or environmental studies that may be required to discover such hidden or unapparent conditions.

Hazardous Materials - The appraiser has not been provided any information regarding the presence of any material or substance on or in any portion of the subject property or improvements thereon, which material or substance possesses or may possess toxic, hazardous and/or other harmful and/or dangerous characteristics. Unless otherwise stated in the report, the appraiser did not become aware of the presence of any such material or substance during the appraiser's inspection of the subject property. However, the appraiser is not qualified to investigate or test for the presence of such materials or substances. The presence of such materials or substances may adversely affect the value of the subject property. The value estimated in this report is predicted on the assumption that no such material or substance is present on or in the subject property or in such proximity thereto that it would cause a loss in value. The appraiser assumes no responsibility for the presence of any such substance or material on or in the subject property, nor for any expertise or engineering knowledge required to


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discover the presence of such substance or material. Unless otherwise stated, this report assumes the subject property is in compliance with all federal, state and local environmental laws, regulations and rules.

Zoning and Land Use - Unless otherwise stated, the subject property is appraised assuming it to be in full compliance with all applicable zoning and land use regulations and restrictions.

Licenses and Permits - Unless otherwise stated, the property is appraised assuming that all required licenses, permits, certificates, consents or other legislative and/or administrative authority from any local, state or national government or private entity or organization have been or can be obtained or renewed for any use on which the value estimate contained in this report is based.

Engineering Survey - No engineering survey has been made by the appraiser. Except as specifically state, data relative to size and area of the subject property was taken from sources considered reliable and no encroachment of the subject property is considered to exist.

Subsurface Rights - No opinion is expressed as to the value of subsurface oil, gas or mineral rights or whether the property is subject to surface entity for the exploration or removal of such materials, except as is expressly stated.

Maps, Plats and Exhibits - Maps, plats and exhibits included in this report are for illustration only to serve as an aid in visualizing matters discussed within the report. They should not be considered as surveys or relied upon for any other purpose, nor should they be removed from, reproduced or used apart from the report.

Legal Matters - No opinion is intended to be expressed for matters which require legal expertise or specialized investigation or knowledge beyond that customarily employed by real estate appraisers.

Allocation Between Land and Improvements - The distribution, if any, of the total valuation in this report between land and improvements applies only under the stated program of utilization. The separate allocations for land improvements must not be used in conjunction with any other appraisal and are invalid if so used.

Right of Publication - Possession of this report, or a copy of it, does not carry with it the right of publication. Without the written consent of the appraiser, this report may not be used for any purpose by any person other than the party to whom it is addressed. In any event, this report may be used only with properly written qualification and only in its entirety for its stated purpose.

Testimony in Court - Testimony or attendance in court or at any other hearing is not required by reason of rendering this appraisal, unless such arrangements are made a reasonable time in advance of said hearing. Further, unless otherwise indicated, separate arrangements shall be made concerning compensation for the appraiser's time to prepare for and attend any such hearing.


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Structural Deficiencies - The appraiser has personally inspected the subject property, and except as noted in this report, finds no obvious evidence of structural deficiencies in any improvements located on the subject property. However, the appraiser assumes no responsibility for hidden defects or non-conformity with specific governmental requirements, such as fire, building and safety, earthquake or occupancy codes, unless inspections by qualified independent professionals or governmental agencies were provide to the appraiser. Further, the appraiser is not a license engineer or architect and assumes no responsibility for structural deficiencies not apparent to the appraiser at the time of this inspection.

Termite/Pest Infestation - No termite or pest infestation report was made available to the appraiser. It is assumed that here is no significant termite or pest damage or infestation, unless otherwise stated.

Income Data Provided by Third Party - Income and expense data related to the property being appraised was provided by the client and is assumed, but not warranted, to be accurate.

Asbestos - The appraiser is not aware of the existence of asbestos in any improvements on the subject property. However, the appraiser is not trained to discover the presence of asbestos and assumes no responsibility should asbestos be found in or at the subject property. For the purposes of this report, the appraiser assumes the subject property is free of asbestos and that the subject property meets all federal, state and local laws regarding asbestos abatement.

Archeological Significance - No investigation has been made by the appraiser and no information has been provided to the appraiser regarding potential archeological significance of the subject property or any portion thereof. This report assumes no portion of the subject property has archeological significance.

Compliance with the Americans with Disabilities Act - The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property, together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the Act. If so, this fact could have a negative effect upon the value of the property. Since we have no direct evidence relating to this issue, we did not consider possible non-compliance with the requirements of ADA in estimating the value of the property.

Definitions and Assumptions - The definitions and assumptions upon which our analyses, opinions and conclusions are based are set forth in appropriate sections of this report and are to be part of these general assumptions as if included here in their entirety.

Utilization of the Land and/or Improvements - It is assumed that the utilization of the land and/or improvements is within the boundaries or property described herein and that there is no encroachment or trespass.


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Encroachments - It is assumed that the utilization of the land and/or improvements is within the boundaries or property described herein and that there is no encroachment or trespass.

Dissemination of Material - Use and disclosure of the contents of this reports is governed by the bylaws and regulations of the Appraisal Institute. Neither all or any pat of the contents of this report (especially the conclusions as to value, the identity of the appraiser or the firm with which they are connected, or any reference to the Appraisal Institute or to the MAI or RM designations) shall be disseminated to the general public through advertising or sales media, public relations media, new media or other public means of communication without the prior written consent and approval of the appraiser(s).

Distribution and Liability to Third Parties - The party of whom this appraisal report was prepared may distribute copies of this appraisal report only in its entirety to such third parties as may be selected by the party selected by the party for whom this appraisal report was prepared; however, portions of this appraisal report shall not be given to third parties without our written consent. Liability to third parties will not be accepted.

Use in Offering Materials - This appraisal report, including all cash flow forecasts, market surveys and related data, conclusions, exhibits and supporting documentation may not be reproduced or references made to the report or to PKF Consulting in any sale offering, prospectus, public or private placement memorandum, proxy statement or other document ("Offering Material") in connection with a merger, liquidation or other corporate transaction unless PKF "Consulting has approve din writing the text of any such reference or reproduction prior to the distribution and filing thereof.

Limits to Liability - PKF Consulting cannot be held liable in any cause of action resulting in litigation for any dollar amount which exceeds the total fees collected from this individual engagement.

Legal Expenses - Any legal expenses incurred in defending or representing ourselves concerning this assignment will be the responsibility of AIRCOA Hotel Partners, LP.


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